Tejal Engman Investor Relations (240) 744-5116 ir@hosthotels.com

Exhibit 99.1

Host Hotels & Resorts, Inc. Announces Expiration and Results of Tender Offer for 4.750% Series C Senior Notes Due 2023

BETHESDA, MD; August 18, 2020 – Host Hotels & Resorts, Inc. (NYSE: HST) (the “Company”), the nation’s largest lodging real estate investment trust, announced today the expiration and results of the previously announced offer by Host Hotels & Resorts, L.P. (“Host L.P.”), for whom the Company acts as sole general partner, to purchase for cash (the “Tender Offer”) any and all of its outstanding 4.750% Series C Senior Notes due 2023 (the “Notes”), which expired at 5:00 p.m., New York City time, on August 17, 2020 (the “Expiration Time”).

As of the Expiration Time, $363,682,000 aggregate principal amount of Notes, or approximately 81% of the aggregate principal amount of Notes outstanding, had been validly tendered and not validly withdrawn. This excludes $1,038,000 aggregate principal amount of Notes that remain subject to guaranteed delivery procedures. The complete terms and conditions of the Tender Offer were set forth in an Offer to Purchase, dated August 11, 2020, and the related Letter of Transmittal and Notice of Guaranteed Delivery.

Host L.P. expects to accept for payment all Notes validly tendered and not validly withdrawn prior to the Expiration Time and, in accordance with the terms of the Offer to Purchase, will pay all holders of such Notes $1,070 per $1,000 principal amount for all Notes accepted in the Tender Offer, including those properly tendered and not validly withdrawn prior to the Expiration Time and those tendered by the guaranteed delivery procedures described within the Offer to Purchase, within three business days after the Expiration Time, or August 20, 2020 (the “Payment Date”). Also, on the Payment Date, Host L.P. will pay accrued and unpaid interest from the last interest payment date of the Notes to, but not including, the Payment Date. For avoidance of doubt, interest on the Notes will cease to accrue on the Payment Date for all Notes accepted in the Tender Offer. All Notes purchased on the Payment Date will subsequently be retired. Host L.P. will fund the payment for tendered and accepted notes with the net proceeds from Host L.P.’s previously announced issuance and sale (the “Offering”) of $600 million aggregate principal amount of its 3.500% Senior Notes due 2030 (the “New Notes”). J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC acted as dealer managers for the Tender

Offer. D.F. King & Co., Inc. was the information agent and tender agent for the Tender Offer.

Tejal Engman Investor Relations (240) 744-5116 ir@hosthotels.com

This press release shall not constitute an offer to purchase nor a solicitation of an offer to sell any of the Notes, or an offer to sell or a solicitation of an offer to purchase the New Notes pursuant to the Offering nor is it a solicitation for acceptance of the Tender Offer.

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels and conducts its operations through Host L.P. As of August 1, 2020, the Company’s consolidated lodging portfolio consists of 80 primarily luxury and upper-upscale hotels containing approximately 46,700 rooms, with the majority located in the United States, and with five of the hotels located outside of the United States in Brazil and Canada. In addition, the Company owns non-controlling interests in five domestic and one international joint venture and a timeshare venture in Hawaii.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; our ability to make payment on the Notes tendered pursuant to the Tender Offer; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a real

Tejal Engman Investor Relations (240) 744-5116 ir@hosthotels.com estate investment trust for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.